Exhibit 99.1

EPL Announces Second Quarter 2006 Results and Provides Update on Operations and
  Stone Energy Acquisition; Second Quarter Highlights Include Record Highs for
      Production and Revenue and 71% Exploratory Success Rate Year-to-Date

    NEW ORLEANS--(BUSINESS WIRE)--Aug. 9, 2006--Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) today announced financial results for the second quarter of 2006 and provided an update on operations and its pending acquisition of Stone Energy Corporation (Stone) (NYSE:SGY). Net income available to common stockholders was $12.6 million for the second quarter of 2006 compared to $18.1 million for the second quarter of 2005. Net income per diluted share for the second quarter 2006 was $0.31 compared to $0.45 per diluted share in the same quarter a year ago. In its operational update, EPL disclosed that it has recently drilled a discovery well at East Cameron 46, bringing its year-to-date exploratory success rate to 71%. For the year to date, the Company has drilled 12 discoveries out of 17 exploratory tests in the Gulf of Mexico and onshore in the Gulf Coast region, including two discoveries in the deepwater Gulf of Mexico. The Company also reported a new record high average production level of 28,117 barrels of oil equivalent (Boe) per day and a new record high for revenue of $121.2 million for the second quarter of 2006.

    Stone Acquisition Update

    The acquisition of Stone was announced on June 23, 2006 and is expected to close early in the fourth quarter. The Company noted that EPL and Stone filed a preliminary joint proxy statement with the Securities and Exchange Commission (SEC) on July 21, 2006 and received clearances under the Hart-Scott-Rodino Antitrust Improvements Act
(HSR) on July 25, 2006. The Company confirmed its intention to reduce its leverage through the repayment of acquisition related debt in an amount approximating $700 million by the end of 2008. The reduction is expected to come from a combination of excess cash flow and proceeds from the disposition of non strategic properties. The Company stated that it intends to hedge up to 80% of the projected combined production for 2007 and 2008, implemented through a coordinated establishment of positions with Stone to provide significant downside protection and substantial upside participation to the market.
    Richard A. Bachmann, EPL's Chairman and CEO, commented, "Our second quarter results reflect record levels for production and revenue and near record levels for cash flow, along with the challenges we face with equipment constraints and costs in the Gulf of Mexico. We remain on track to deliver the annual production growth target of 28,000 to 30,000 Boe per day we set for ourselves earlier this year."
    Bachmann continued, "We are also very pleased with the progress we are making toward our acquisition of Stone which we expect to close early in this year's fourth quarter. We have thus far received HSR clearance and have made our initial filings with the SEC. We intend to continue to fast track the completion of the transaction to combine our companies as quickly as possible and achieve the synergies and cost savings we have previously outlined as well as pursue a number of exciting exploitation and exploration opportunities on our combined portfolio."

    Financial Results

    Revenue for the second quarter of 2006 rose to $121.2 million, a new record high for the Company and a 14% increase over second quarter 2005 revenues of $106.4 million. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, rose to $98.5 million, up 28% from $77.2 million in the second quarter last year. (See reconciliation of discretionary cash flow schedule in the tables.) Cash flow from operating activities in the second quarter of 2006 was $111.1 million compared with $75.1 million in the same quarter a year ago, representing a 48% increase.
    EPL benefited from increased production volumes, record oil prices and strong natural gas prices during the second quarter of 2006, as well as $10.6 million in claims accrued under the Company's business interruption insurance coverage. These benefits were reduced in the second quarter by increased lease operating expenses due to non-routine workover expenses and costs associated with hurricane related repairs not covered by insurance. In addition, the Company said higher exploration expenses in the quarter were the result of dry hole costs, as well as significant seismic expenditures and lease expiration write-offs. The Company said depreciation, depletion and amortization (DD&A) expenses per Boe, which had increased to $22.78 per Boe in the first quarter of 2006 from prior periods, declined to $19.40 in the second quarter of 2006.
    Production for the second quarter of 2006 averaged 28,117 Boe per day, a new record high for the Company, up 22% from 22,991 Boe per day in the first quarter of 2006, and up 4% from 27,126 Boe per day in the second quarter of 2005. Natural gas production in the second quarter of 2006 averaged 119.6 million cubic feet (Mmcf) per day, also a new record high for EPL, a 26% rise from 94.8 Mmcf per day in the first quarter of 2006. Oil production in the most recent quarter averaged 8,187 barrels per day, a 14% rise from the average of 7,185 Boe per day in the first quarter of this year. Second quarter 2006 production volumes were up compared to the first quarter of 2006 due to new wells coming on line and hurricane related shut-in production continuing to be restored. The Company estimated it has approximately 1,100 Boe per day of hurricane shut-in production remaining, the majority of which should be restored during the latter part of the third quarter.
    Oil price realizations for the second quarter of 2006 averaged $61.72 per barrel, a 35% increase from $45.80 per barrel in the same period a year ago. Natural gas price realizations in the quarter averaged $6.90 per thousand cubic feet (Mcf), remaining essentially flat as compared to $6.88 per Mcf in the second quarter of 2005. All commodity prices are stated net of hedging impact. The Company maintains a complete and regularly updated schedule of hedging positions under "Hedging" in the Investor Relations section of the Company's web site, www.eplweb.com.
    For the six months ended June 30, 2006, net income available to common stockholders was $27.4 million, or $0.68 per diluted share. This represents a 27% decrease from $37.5 million, or $0.95 per diluted share in the same period of 2005. Discretionary cash flow for the first two quarters of 2006 totaled $191.4 million, up 30% from $147.4 million in the same period a year ago. (See reconciliation of discretionary cash flow in table.) Cash flow from operating activities in the first six months of 2006 was $174.9 million, up 21% from the total of $144.5 million in the same period of 2005.
    For the first six months of 2006, the Company said capital expenditures for exploration and development activities totaled $207.7 million. The Company continues to anticipate that its 2006 capital budget for exploration and development activities will total approximately $360.0 million, which is expected to be funded from internally generated cash flow and does not include any costs associated with the pending acquisition of Stone. In addition, the Company has spent $43.5 million in acquisition costs related to the merger agreement with Stone, which is the full amount of the break-up fee paid to Plains Exploration and Production Company (Plains) on behalf of Stone to terminate the merger agreement between Plains and Stone.
    As of June 30, 2006, the Company had cash on hand of $12.9 million, total debt of $270.0 million, and a debt to total capitalization ratio of 38%. The Company also had $105 million of remaining capacity available under its current bank facility, which was extended in early June to May 2011 with the redetermined borrowing base of $225 million, up from $150 million.

    Operational Highlights

    Federal Lease Sale

    EPL has been awarded a total of 10 leases from the 11 blocks on which the Company submitted the high bid at the March 2006 Central Gulf of Mexico Lease Sale. The successful bids represent approximately 48,000 gross acres, including two deepwater tracts as well as eight other areas on the Gulf of Mexico Shelf. EPL's share of the lease bonuses for the successful high bids totaled $7.0 million.

    Gulf of Mexico and Onshore

    The Company today announced a new discovery on the Shelf, the East Cameron 46 A-6st well. The moderate risk, moderate potential well, drilled to a total depth of 8,800 feet and encountered high quality natural gas pay in a single interval. The A-6st well is expected to be on line in the third quarter of 2006. Newfield Exploration Company (NYSE: NFX), the operator, holds a 75% working interest in the well and EPL holds the remaining 25%. The Company also stated that an onshore South Louisiana exploratory well at Bay Batiste in which the Company held a 25% working interest was determined to be a dry hole. For the year-to-date, the Company has drilled 12 discoveries out of 17 exploratory tests with eight discoveries located on the Shelf in the Gulf of Mexico, two onshore in the Gulf Coast region, and two in the deepwater Gulf of Mexico, for an overall success rate of 71%.
    The Company also said Thomas D. DeBrock has been named Vice President of Exploration. Mr. DeBrock previously was the Company's Exploration Manager in New Orleans and has been in the industry for over 21 years and an employee of EPL since its founding.

    Current Operations

    The Company is currently drilling two exploratory wells: a high risk, high potential Lakeside prospect onshore in Cameron Parish and a moderate risk, moderate potential East Cameron 109 #5 well on the Shelf. In addition, the Company said today that it plans to commence the drilling of ten more exploratory wells before the end of year, four of which are high potential. These totals include a deepwater delineation well in Mississippi Canyon 292, scheduled to begin in September or October, 2006. This moderate risk, high potential well is the third deepwater well for the Company since the February announcement of its entry into the deepwater Gulf of Mexico with an agreement to acquire a 25% working interest in 23 undeveloped leases with 13 identified prospects from Noble Energy, Inc.
    The Company also said that the installation of the permanent platform in the South Timbalier (ST) 41/42 area is underway, which should allow first production through the platform by early September 2006. The Company plans to bring on the ST 42#1, a 2005 discovery, and the recent ST 42#2 discovery concurrent with the start up of production through the new permanent platform. This will bring the total number of producing wells in the ST 41/42 area to seven, with plans to flow the wells through the permanent platform and through the facilities in EPL's adjacent ST 26 field in which the Company holds a 100% interest.
    Richard A. Bachmann concluded, "With 12 discoveries in 17 exploratory tests year-to-date, two operations underway, and ten wells left to commence drilling, we are very pleased with our exploratory pace to date. While we have worked hard over the last several weeks to expedite the completion of the Stone acquisition, we have not lost our operational focus. We are very excited that the installation of the permanent platform in the South Timbalier 41/42 area is well underway, and are looking forward to ramping up production in that area. We are also scheduled to bring on a number of new wells, including recent drill wells, workover program wells, and development wells, which will have a very positive impact on our production in the fourth quarter of this year. We believe we are well positioned to meet our annual production guidance of 28,000 to 30,000 Boe per day."

    Conference Call Information

    EPL has scheduled a conference call to review second quarter 2006 results for today, August 9, 2006 at 8:30 A.M. central time. On the call, management will discuss operational and financial results and also provide an update on guidance for 2006 and the progress of the merger with Stone. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 3313134.
    The call will be available for replay beginning two hours after the call is completed through midnight of August 14, 2006. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 3313134.
    The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.
    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

    Forward Looking Statements & Additional Information

    This press release contains forward-looking information regarding EPL and Stone that is intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that EPL or Stone expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

    --  completion of the proposed merger,

    --  effective integration of the two companies,

    --  reserve and production estimates,

    --  oil and natural gas prices,

    --  the impact of derivative positions,

    --  production expense estimates,

    --  cash flow estimates,

    --  future financial performance,

    --  planned capital expenditures, and

    -- other matters that are discussed in EPL's and Stone's filings with the SEC.

    These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's and Stone's filings with the SEC, including each company's Form 10-K for the year ended December 31, 2005, for a discussion of these risks.
    EPL AND STONE HAVE FILED A PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING EPL, STONE AND THE ACQUISITION. A DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WILL BE SENT TO SECURITY HOLDERS OF EPL AND STONE SEEKING THEIR APPROVAL OF THE ACQUISITION.
    The documents filed with the SEC by EPL may be obtained free of charge from EPL's website at www.eplweb.com or by directing a request to: Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569- 1875. In addition, the documents filed with the SEC by Stone may be obtained free of charge from Stone's website at www.stoneenergy.com or by directing a request to: Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, Attn: Kenneth Beer, (337) 237-0410. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.
    EPL, Stone and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of EPL and Stone in favor of the acquisition. Information about the executive officers and directors of EPL and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement/prospectus relating to the acquisition when it becomes available. Information about the executive officers and directors of Stone and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement/prospectus relating to the acquisition when it becomes available.


                         ENERGY PARTNERS, LTD.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)
                              (Unaudited)


                               Three Months Ended   Six Months Ended
                                     June 30,           June 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                                --------  --------  --------  --------
Revenues:
  Oil and natural gas          $121,080  $106,230  $230,204  $203,683
  Other                             154       154       221       272
                                --------  --------  --------  --------
                                121,234   106,384   230,425   203,955
                                --------  --------  --------  --------

Costs and expenses:
  Lease operating                17,121    14,114    29,486    26,557
  Transportation expense            563       345       811       505
  Taxes, other than on earnings   2,191     2,658     5,186     5,422
  Exploration expenditures, dry
   hole costs and impairments    22,783    18,872    42,379    29,627
  Depreciation, depletion and
   amortization                  49,632    27,639    96,777    53,152
  General and administrative     12,281    10,162    24,737    20,062
  Other expense                   2,804       228     1,877       321
                                --------  --------  --------  --------
        Total costs and
         expenses               107,375    74,018   201,253   135,646
                                --------  --------  --------  --------

Business interruption recovery   10,594         -    23,283         -
Income from operations           24,453    32,366    52,455    68,309
                                --------  --------  --------  --------

Other income (expense):
  Interest income                   473       110       752       295
  Interest expense               (5,199)   (4,335)  (10,283)   (8,383)
                                --------  --------  --------  --------
                                 (4,726)   (4,225)   (9,531)   (8,088)
                                --------  --------  --------  --------

Income before income taxes       19,727    28,141    42,924    60,221
  Income taxes                   (7,142)  (10,091)  (15,536)  (21,750)
                                --------  --------  --------  --------

Net income                       12,585    18,050    27,388    38,471

Less dividends earned on
 preferred stock and accretion
 of discount                          -         -         -      (944)
                                --------  --------  --------  --------
Net income available to common
 stockholders                  $ 12,585  $ 18,050  $ 27,388  $ 37,527
                                ========  ========  ========  ========

 Basic earnings per share      $   0.33  $   0.48  $   0.72  $   1.03
                                ========  ========  ========  ========

 Diluted earnings per share    $   0.31  $   0.45  $   0.68  $   0.95
                                ========  ========  ========  ========

Weighted average common shares
 used in computing earnings per
 share:
     Basic                       38,315    37,558    38,185    36,299
     Incremental common shares    2,253     2,968     2,323     4,121
                                --------  --------  --------  --------
     Diluted                     40,568    40,526    40,508    40,420
                                ========  ========  ========  ========


                         ENERGY PARTNERS, LTD.
            CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In thousands)
                              (Unaudited)


                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2006      2005      2006      2005
                                --------  --------  --------  --------
Cash flows from operating
 activities:
   Net income                  $ 12,585  $ 18,050  $ 27,388  $ 38,471
   Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
      Depreciation, depletion
       and amortization          49,632    27,639    96,777    53,152
      Loss on disposition of
       oil and natural gas
       assets                     2,830         -     2,830        92
      Non-cash compensation       2,799     1,924     4,914     3,807
      Deferred income taxes       7,142    10,091    15,819    21,401
      Exploration expenditures   18,888    16,604    32,856    21,332
      Amortization of deferred
       financing costs              244       250       493       497
      Other                         501       379       795       379
   Changes in operating assets
    and liabilities:
      Trade accounts
       receivable               (13,077)   (5,737)   (1,696)   (8,420)
      Other receivables         (11,553)   (4,819)  (24,156)   (4,900)
      Prepaid expenses           (1,156)   (5,224)      968    (3,942)
      Other assets                 (518)     (310)      332    (1,602)
      Accounts payable and
       accrued expenses          43,132    16,246    18,102    24,397
      Other liabilities            (389)       (3)     (492)     (131)
                                --------  --------  --------  --------

Net cash provided by operating
 activities                    $111,060  $ 75,090  $174,930  $144,533
                                ========  ========  ========  ========

Reconciliation of
 discretionary cash flow:
      Net cash provided by
       operating activities     111,060    75,090   174,930   144,533
      Changes in working
       capital                  (16,439)     (153)    6,942    (5,403)
      Non-cash exploration
       expenditures             (18,888)  (16,604)  (32,856)  (21,332)
      Total exploration
       expenditures              22,783    18,872    42,379    29,627
                                --------  --------  --------  --------
Discretionary cash flow        $ 98,516  $ 77,205  $191,395  $147,425
                                ========  ========  ========  ========

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.

                         ENERGY PARTNERS, LTD.
        SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                              (Unaudited)

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                 2006      2005      2006      2005
                                --------  --------  --------  --------

PRODUCTION AND PRICING
-----------------------
Net Production (per day):
 Oil (Bbls)                       8,187    10,469     7,689    10,225
 Natural gas (Mcf)              119,578    99,941   107,274    98,067
     Total (Boe)                 28,117    27,126    25,568    26,570
Oil and Natural Gas Revenues
(in thousands):
 Oil                           $ 45,981  $ 43,637  $ 84,234  $ 84,656
 Natural gas                     75,099    62,593   145,970   119,027
     Total                      121,080   106,230   230,204   203,683
Average Sales Prices:
 Oil (per Bbl)                 $  61.72  $  45.80  $  60.53  $  45.74
 Natural gas (per Mcf)             6.90      6.88      7.52      6.71
     Average (per Boe)            47.32     43.03     49.74     42.35

Impact of hedging:
 Oil (per Bbl)                 $      -  $  (1.74) $      -  $  (1.46)
 Natural gas (per Mcf)                -         -     (0.05)        -

OPERATIONAL STATISTICS
----------------------
Average Costs (per Boe):
 Lease operating expense       $   6.69  $   5.72  $   6.37  $   5.52
 Taxes, other than on earnings     0.86      1.08      1.12      1.13
 Depreciation, depletion and
  amortization                    19.40     11.20     20.91     11.05



                         ENERGY PARTNERS, LTD.
                      CONSOLIDATED BALANCE SHEETS
                   (In thousands, except share data)

                                             June 30,    December 31,
                                               2006          2005
                                            ------------  ------------
                                            (Unaudited)
ASSETS
-------
Current assets:
   Cash and cash equivalents               $     12,879  $      6,789
   Trade accounts receivable                     80,022        78,326
   Other receivables                             73,459        49,303
   Deferred tax asset                             2,291         5,582
   Prepaid expenses                               2,211         3,179
                                            ------------  ------------
       Total current assets                     170,862       143,179

Property and equipment, at cost under the
 successful efforts method of accounting
 for oil and natural gas properties           1,354,727     1,189,078
Less accumulated depreciation, depletion
 and amortization                              (508,538)     (418,347)
                                            ------------  ------------
       Net property and equipment               846,189       770,731

Other assets                                     55,452        13,284
Deferred financing costs -- net of
 accumulated amortization                         5,225         4,091
                                            ------------  ------------
                                           $  1,077,728  $    931,285
                                            ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------
Current liabilities:
   Accounts payable                        $     56,425  $     28,810
   Accrued expenses                             137,797       108,087
   Fair value of commodity derivative
    instruments                                   4,333         9,875
   Current maturities of long-term debt               -           109
                                            ------------  ------------
       Total current liabilities                198,555       146,881

Long-term debt                                  270,000       235,000
Deferred income taxes                           104,411        87,559
Asset retirement obligation                      60,831        56,039
Other                                             4,860        11,213
                                            ------------  ------------
                                                638,657       536,692

Stockholders' equity:
   Common stock                                     420           415
   Additional paid-in capital                   358,265       348,863
   Accumulated other comprehensive loss          (4,929)      (12,619)
   Retained earnings                            142,755       115,366
   Treasury stock, at cost                      (57,440)      (57,432)
                                            ------------  ------------
       Total stockholders' equity               439,071       394,593
   Commitments and contingencies
                                            ------------  ------------
                                           $  1,077,728  $    931,285
                                            ============  ============

    CONTACT: Investors:
             Energy Partners, Ltd.
             T.J. Thom, 504-799-4830
             or
             Al Petrie, 504-799-1953
             or
             Media:
             Joele Frank, Wilkinson Brimmer Katcher
             Eden Abrahams/Steve Frankel, 212-355-4449